Exhibit 99.1

Contacts:

Richard D. Katz, M.D. EVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Stephanie Marks Lazar Partners, Ltd.

(919) 941-5206	(212) 867-1762
rkatz@icagen.com	smarks@lazarpartners.com

ICAGEN REPORTS THIRD QUARTER 2010

FINANCIAL RESULTS AND OPERATIONAL HIGHLIGHTS

RESEARCH TRIANGLE PARK, NC, November 9, 2010 – Icagen, Inc. (NASDAQ: ICGN) reported today its financial results and operational highlights for the third quarter ended September 30, 2010. For the third quarter of 2010, the Company reported revenues of $4.5 million and a net loss of $239,000. As of September 30, 2010, the Company’s cash and cash equivalents totaled $11.7 million.

“During the third quarter, we were very pleased to report the initiation of first-in-man studies in our collaboration with Pfizer,” noted P. Kay Wagoner, Ph.D., CEO of Icagen. “Furthermore, we were also pleased to announce the extension of the research term of this collaboration through year-end 2011. We believe that, together with Pfizer, we will make substantial progress in identifying additional drug candidates in this promising pain program during the coming year. Finally, we were delighted to announce that the federal government awarded grants for each of our primary research and development programs.”

Dr. Wagoner continued, “As noted previously, we are currently discussing potential next steps for the further development of ICA-105665 for the treatment of epilepsy and pain. We expect to have further clarity regarding our near-term plans in this program during the coming months.”

Pipeline Update

ICA-105665 for Epilepsy and Pain: As previously reported, during the third quarter, the Company suspended enrollment in the photosensitivity study of ICA-105665. As expected, the Company subsequently received notification from the FDA that the IND for ICA-105665 has been placed on clinical hold while final data is being reviewed and next steps are being discussed with the FDA. Also as previously reported, the Company completed the conduct of a multiple ascending dose study in healthy volunteers at daily doses of 500mg and 600mg for a period of seven days with no serious adverse events noted. Analyses of the complete data set from both studies are ongoing.

Research Programs: During the third quarter of 2010, Pfizer and Icagen initiated a clinical study in healthy volunteers of several collaboration compounds in order to assist in the selection of compounds for further clinical development for the treatment of pain. The initiation of this study triggered milestone payments to Icagen of $3.0 million. The Company also recently announced an extension of its collaboration with Pfizer focused on the identification of novel compounds targeting specific sodium channels for the treatment of pain through year-end 2011. Pfizer will continue to fund all aspects of the collaboration, including research and preclinical development efforts at Icagen, and will continue to have exclusive worldwide rights to commercialize products that result from the collaboration.

In addition to its collaboration program with Pfizer, the Company has ongoing research efforts directed at several other ion channel targets focused primarily on pain and inflammatory disorders.

Financial Results

Revenues for the third quarter of 2010 totaled $4.5 million, as compared to $2.2 million during the same period in 2009, an increase of 103%. The increase in revenues for the third quarter of 2010, as compared to the same period in 2009, was due primarily to the $3.0 million of milestone revenue earned during the period from the Pfizer collaboration, partially offset by a $710,000 decrease in amortization of the initial upfront payment from Pfizer which became fully amortized during the third quarter of 2009.

Operating expenses for the third quarter of 2010 were $4.8 million, as compared to $5.7 million during the same period in 2009, a decrease of 16%. The decrease in operating expenses for the third quarter of 2010, as compared to the same period in 2009, was primarily due to a reduction in expenses related to the development of senicapoc for asthma, which has been discontinued.

Net loss for the third quarter of 2010 totaled $239,000, as compared to a net loss of $3.5 million during the same period in 2009, a decrease of 93%. The decrease in net loss for the third quarter of 2010, as compared to the same period in 2009, was due to increases in revenue and reduced operating expenses, as noted above.

Revenues for the first nine months of 2010 and 2009 were consistent at $8.3 million. Revenues in 2010 included $3.0 million of milestone revenue related to the Pfizer collaboration and $1.0 million related to the sale of certain non-core patent rights, while revenues in 2009 included approximately $3.7 million of amortization of the initial Pfizer upfront license fee which became fully amortized during 2009. Research and development funding from the Pfizer collaboration is reflected in the revenues for both periods.

Operating expenses for the first nine months of 2010 were $13.9 million, as compared to $17.6 million for the same period in 2009, a decrease of 21%. The decrease in operating expenses for the first nine months of 2010, as compared to the same period in 2009, was primarily due to a reduction in expenses related to the development of senicapoc for asthma, which has been discontinued; the implementation of a variety of cost control measures, including reductions in expenses related to preclinical research, salary and benefit expense, and lab supplies expense; a decrease in restructuring expense; and a decrease in equity compensation expense. These decreases were partially offset by an increase in legal expenses, patent expenses and license fee expenses.

Net loss for the first nine months of 2010 totaled $5.6 million, as compared to $9.5 million during the same period in 2009, a decrease of 41%. The decrease in net loss for the first nine months of 2010, as compared to the same period in 2009, was due to reduced operating expenses as noted above.

Net cash used in operating activities was $5.8 million for the first nine months of 2010, as compared to $12.6 million for the first nine months of 2009, a decrease of 54%. The decrease in net cash used in operating activities for the first nine months of 2010, as compared to the same period in 2009, was primarily due to the receipt of milestone payments from Pfizer during the third quarter of 2010 and the sale of a non-core asset to AGTC during the second quarter of 2010, coupled with a reduction in expenses related to the development of senicapoc for asthma, which has been discontinued, and various cost reduction measures.

On September 22, 2010 the Company implemented the one-for-eight reverse stock split approved by the Company’s stockholders in June. On October 7, 2010 the Company received notification from the Nasdaq Listing Qualifications Department that it had regained compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) after maintaining a closing bid price equal to or in excess of $1.00 for a minimum of ten consecutive trading days and that its non-compliance with the requirement announced on November 13, 2009, had been rectified.

As of September 30, 2010, the Company had cash and cash equivalents of $11.7 million. This figure does not include approximately $1.2 million of research funding from Pfizer for the fourth quarter of 2010 which was received after the end of the third quarter. Additionally, in November 2010 the Company announced that it had been awarded approximately $733,000 of federal government grants pursuant to the qualifying therapeutic discovery project program under section 48D of the Internal Revenue Code.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. Eastern Time.

Conference call details:

Date:	Tuesday, November 9, 2010
Time:	10:00 a.m. ET
Dial-in (U.S. and Canada):	866-770-7125
Dial-in (International):	617-213-8066
Access code:	52180629
Web cast:	www.icagen.com

An archived version of the webcast will also be available on Icagen’s website for 14 days following the call. A playback of the call will be available from approximately 1:00 p.m. ET on November 9, 2010 for seven days and may be accessed by dialing:

Access number (U.S. and Canada):	888-286-8010
Access number (International):	617-801-6888

Access code:	18390706

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has a clinical stage program in epilepsy and pain. To learn more about Icagen, please visit our website at www.icagen.com.

Forward Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in Icagen’s most recent Quarterly Report on Form 10-Q, filed with the SEC on August 12, 2010. These risk factors include risks as to Icagen’s lack of liquidity and substantial doubt about Icagen’s ability to continue as a “going concern;” Icagen’s ability to raise additional funding; Icagen’s history of net losses and how long Icagen will be able to operate on its existing capital resources; general economic and financial market conditions; Icagen’s ability to maintain compliance with Nasdaq’s continued listing requirements; whether Icagen’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, Icagen’s product candidates, including ICA-105665 and Icagen’s other lead compounds for epilepsy and pain, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and Icagen’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Icagen, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Collaborative research and development revenues:
Research and development fees	$4,232	$2,154	$7,766	$8,041
Reimbursed research and development costs	309	82	503	215

Total collaborative research and development revenues	4,541	2,236	8,269	8,256

Operating expenses:
Research and development	3,727	4,573	10,425	14,164
General and administrative	1,048	1,134	3,433	3,473

Total operating expenses	4,775	5,707	13,858	17,637

Loss from operations	(234)	(3,471)	(5,589)	(9,381)
Other expense, net	(9)	(32)	(49)	(115)

Income tax (refund) expense	(4)	—	(4)	—
Net loss	$(239)	$(3,503)	$(5,634)	$(9,496)

Net loss per share – basic and diluted	$(0.04)	$(0.60)	$(0.95)	$(1.62)

Weighted average common shares outstanding-basic and diluted	5,962,772	5,885,484	5,958,506	5,877,748

Icagen, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	September 30, 2010	December 31, 2009

Assets
Cash and cash equivalents	$11,693	$18,149
Other current assets	921	665
Property and equipment, net	1,452	1,837
Technology licenses and related costs, net	233	336
Other long-term assets	105	105

Total assets	$14,404	$21,092

Liabilities and stockholders’ equity
Current liabilities	$2,120	$3,574
Equipment debt financing, less current portion	183	478
Other non-current liabilities	306	341
Stockholders’ equity	11,795	16,699

Total liabilities and stockholders’ equity	$14,404	$21,092